Exhibit 3
EXECUTION VERSION
CONTRIBUTION AND SUBSCRIPTION AGREEMENT
          This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of August 16, 2010, by and among Ivy Holdings Inc., a Delaware corporation (“Parent”), and the investors listed on Schedule I hereto, as amended from time to time (each an “Investor”, and collectively together with any additional Investor that becomes a party hereto in accordance with this Agreement, the “Investors”), and shall be effective as of the Effective Time (as defined below). Parent and the Investors are sometimes individually referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
          WHEREAS, concurrently with the execution of this Agreement, the Company, Ivy Merger Sub Corp., an indirect, wholly-owned subsidiary of the Parent (the “Buyer”), and Prospect Medical Holdings, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which Buyer will merge with and into the Company and the Company will survive such merger as a wholly owned subsidiary of Parent on the terms and conditions set forth in the Merger Agreement (the “Transaction”);
          WHEREAS, concurrently with the execution of this Agreement, each of the Investors has entered into a Company Stockholder Voting Agreement (the “Voting Agreement”), pursuant to which the Investors have agreed to vote their Shares (as defined therein) in favor of the Transaction on the terms and conditions set forth in the Voting Agreement;
          WHEREAS, each of the Investors desires to (i) contribute such number of shares of common stock of the Company, par value $.01 per share (the “Contributed Shares”), owned by such Investor and/or (ii) contribute such amount of cash (the “Contributed Amount” and together with the Contributed Shares, the “Rollover Common Value”), in a tax free exchange pursuant to Section 351 of the Internal Revenue Code for shares of Parent Common Stock (as defined hereafter), each as set forth in Schedule I hereto;
          WHEREAS, each of the Investors shall be issued in exchange for its Rollover Common Value that number of shares in Parent, par value $0.01 (the “Parent Common Stock”), as is set forth on Schedule I hereto (the “Exchange Equity”), pursuant to the terms and subject to the conditions of this Agreement;
          WHEREAS, Green Equity Investors V, L.P., a Delaware limited partnership and Green Equity Investors Side V, L.P., a Delaware limited partnership (collectively, “LGP”) concurrently with and as an express condition to the contributions by the Investors contemplated hereby shall make an equity contribution to Parent in exchange for shares of Parent Common Stock and shares of Cumulative Preferred Stock, par value $0.01, of Parent (the “Preferred Stock”), which Preferred Stock shall have the terms substantially, in all material respects, as set forth on Exhibit A attached hereto; and
          WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Parent, each Investor and certain other persons will enter into a stockholders agreement substantially in the form of Exhibit B attached hereto (the “Stockholders Agreement”).
AGREEMENT
          NOW, THEREFORE, as a material inducement of the Parent to consummate (and to cause Merger Sub to consummate) the Transaction in accordance with the terms and conditions of the Merger Agreement and in consideration of the mutual agreements contained herein and in reliance on the representations and warranties herein and for other good and valuable consideration the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
I.	ROLLOVER.
          1.1 Definitions. Capitalized terms used but not herein defined shall have the meanings ascribed to them in the Merger Agreement.
          1.2 Effective Time. The consummation of the transactions contemplated by this Agreement, shall be deemed to occur immediately prior to the Effective Time. Each of the Parties hereby irrevocably agrees to consummate the exchange of the Rollover Common Value for the Exchange Equity pursuant to Section 1.3 immediately prior to the Effective Time and concurrently with LGP’s contribution of equity to Parent in exchange for Parent Common Stock and Preferred Stock.
          1.3 Contribution; Exchange of Securities. Subject to the terms and conditions of this Agreement, immediately prior to the Effective Time, each Investor shall contribute to Parent, free and clear of all liens and encumbrances (other than any liens or encumbrances created or expressly permitted by Parent), the Contributed Shares and/or the Contributed Amount, as applicable, and shall deliver to Parent any documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to such Contributed Shares. In exchange for (and conditioned upon) (i) such Investor’s contribution of its Contributed Shares and/or Contributed Amount to Parent, as applicable, and (ii) the execution and delivery by such Investor of a counterpart to the Stockholders Agreement, Parent shall issue to such Investor, free and clear of all liens and encumbrances (other than liens or encumbrances created by such Investor or pursuant to an agreement between such Investor and Parent (including, without limitation, the Stockholders Agreement)), that number of shares of Parent Common Stock as set forth in Schedule I hereto. For purposes hereof, the foregoing contribution and exchange transactions are collectively referred to herein as the “Rollover.”
          1.4 Legends, etc. All certificates (if any) representing Exchange Equity issued pursuant to any Person in connection with the Transaction and the Parent Common Stock and Preferred Stock issued by Parent to LGP at the Effective Time shall be endorsed with the following legend:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR STATE SECURITIES LAWS AND CANNOT BE OFFERED,

SOLD, OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND REGULATIONS PROMULGATED THEREUNDER. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE REGISTERED OWNER HEREOF FOR INVESTMENT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF IN VIOLATION OF THE SECURITIES ACT. THE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN A TRANSACTION OTHERWISE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.
THESE SHARES SHALL NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH THAT CERTAIN STOCKHOLDERS AGREEMENT AMONG THE CORPORATION AND ITS STOCKHOLDERS.
          1.5 Termination. This Agreement shall be void and of no force and effect and all rights and obligations of the Parties hereunder shall terminate without any further liability on the part of any Party in respect thereof upon the earliest to occur of (i) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or otherwise, (ii) upon the mutual written agreement of each of the Parties hereto to terminate this Agreement, (iii) upon the occurrence of a Company Adverse Recommendation Change in response to a Superior Proposal or (iv) upon the occurrence of a Change of Recommendation in response to an Intervening Event; provided, that nothing herein will relieve any Party from liability for any willful breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover Losses arising from such breach.
II.	PARENT REPRESENTATIONS, WARRANTIES AND AGREEMENTS
          2.1 Representations and Warranties. In connection with Parent’s issuance of the Exchange Equity in connection with the Rollover pursuant to the terms and conditions of Section 1.3 above, Parent represents and warrants to each Investor as of the Effective Time as follows:
     (a) Organization; Good Standing. Parent (i) has been duly organized, is validly existing and is in good standing under the laws of the jurisdiction of its incorporation; (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted (or otherwise contemplated); and (iii) is duly qualified to transact business and is in good standing as a foreign corporation in all jurisdictions where it is required to be so qualified, except where the lack of such qualification, individually or in the aggregate, would not be material.
     (b) Authorization, etc. Parent has the full power and authority to execute, deliver and perform this Agreement and to issue the Exchange Equity hereunder, and the issuance of the Exchange Equity and Parent’s execution, delivery and performance of this Agreement has been authorized by all necessary action on its behalf, and this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with this Agreement’s terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.
     (c) Authorization of Shares. The Exchange Equity, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid, nonassessable and free and clear of all pledges, liens, encumbrances and restrictions, other than as applicable to the Exchange Equity or the holders thereof under the Stockholders Agreement.
     (d) Consideration per Share. The Investors will acquire shares of Parent Common Stock pursuant to this Agreement for the same price per share as the funds advised by or affiliated with LGP are acquiring their shares of Parent Common Stock in connection with the Transaction.
III.	INVESTORS’ REPRESENTATIONS, WARRANTIES, AGREEMENTS, ACKNOWLEDGEMENTS AND COVENANTS
          3.1 Representations and Warranties. In connection with the contribution by each Investor of its Rollover Common Value, the receipt by such Investor of Exchange Equity in accordance with the terms and conditions of this Agreement, and the other transactions related to the Rollover contemplated hereby, each Investor severally as to itself only represents and warrants to Parent as of the Effective Time as follows:
     (a) Investment Intention; Securities Laws. Such Investor agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Exchange Equity, except in compliance with the terms of the legend set forth in Section 1.4 herein and the Stockholders Agreement. Such Investor (a) understands and has taken cognizance of all the risk factors related to the investment in Parent, (b) has been granted the opportunity to ask questions of, and receive satisfactory answers from, representatives of Parent concerning the terms and conditions of the investment in Parent and has had the opportunity to obtain and has obtained any additional information that it deems necessary regarding the investment in Parent, and (c) has relied solely upon (i) the representations set forth in this Agreement and (ii) its own independent investigations or investigations conducted by its own independent advisers in connection with the accuracy or sufficiency of such information or its investment decision. Such Investor acknowledges that the investment in Parent is intended to be exempt from registration by virtue of Section 4(2) of the Securities Act. Such Investor has the financial ability to bear the economic risk of this investment. Such Investor is acquiring the Exchange Equity solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Act, and such Investor understands that such Exchange Equity may not be disposed of by such Investor in contravention of Parent’s Certificate of Incorporation, Bylaws, the Stockholders Agreement, the Securities Act, or any applicable state securities laws.
     (b) Accredited Investor. Such Investor represents and warrants that it is an “accredited investor,” as that term is defined in Regulation D under the Act, with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Exchange Equity.
     (c) Authorization of Acquisition, etc. Such Investor represents and warrants that it has the full power and authority to execute, deliver and perform this Agreement and to acquire the Exchange Equity issued to it hereunder. Such Investor further represents and warrants that the acquisition of the Exchange Equity and such Investor’s execution, delivery and performance of this Agreement have been authorized by all necessary action on such Investor’s behalf, and this Agreement is such Investor’s legal, valid and binding obligation, enforceable against it in accordance with this Agreement’s terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity.
     (d) Compliance with Laws and Other Instruments. Such Investor represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of each obligation of such Investor hereunder will not conflict with, or result in any violation of or default under, any provision of any governing instrument applicable to such Investor, or any agreement or other instrument to which such Investor is a party or by which such Investor or any of its properties are bound, or any permit, franchise, judgment, decree, statute, order, rule or regulation applicable to such Investor or its business.
     (e) Contributed Shares. Such Investor represents and warrants that (i) it is the sole record and beneficial owner of the Contributed Shares held by such Investor, free and clear of any encumbrances and (ii) it is not a party to, or bound by, any agreement, arrangement, contract, instrument or order (other than the Voting Agreement and this Agreement) relating to (w) the grant of pre-emptive rights to purchase or obtain any equity interests in the Company, (x) the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (y) the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company or (z) rights to registration under the Securities Act or the Securities Exchange Act of 1934, as amended, or any capital stock or equity securities of the Company. Upon the consummation of the contribution transactions contemplated by this Agreement and subject to the consummation of the Transaction, Parent will acquire such Investor’s Contributed Shares free and clear of any restrictions on transfer (other than such restrictions under the Stockholders Agreement, under applicable federal and state securities laws and state community property laws), taxes, liens, encumbrances, claims or demands, other than liens or encumbrances created or expressly permitted by Parent.
     (f) Litigation. As of the date hereof, there is no civil, criminal or administrative suit, action, proceeding, arbitration, investigation, review or inquiry pending or, to such Investor’s knowledge, threatened against or affecting the Investor or any of its properties or rights that reasonably could prevent such Investor from performing its obligations under this Agreement or under the Voting Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or affecting the Investor or any of its respective properties or rights that reasonably could prevent such Investor from performing its obligations under this Agreement or under the Voting Agreement.
          3.2 Acknowledgements and Covenants. In connection with the contribution by each respective Investor to Parent of the Rollover Common Value, the receipt by such Investor of Exchange Equity in accordance with the terms and conditions of this Agreement, and the other transactions related to the Rollover contemplated hereby, each Investor severally acknowledges, covenants and agrees as to itself only as follows:
     (a) None of this Agreement (or any term or provision hereof), the issuance of the Exchange Equity, or any other transaction comprising the Rollover creates any employee/employer relationship or other similar relationship between Parent, the Company or any of their respective Subsidiaries or any of Parent’s or Parent’s Affiliates, on the one hand, and such Investor, on the other hand.
     (b) The rights and obligations of such Investor with respect to its Exchange Equity received pursuant to this Agreement, including in respect of voting and transfer rights, shall be as provided under applicable law and as set forth in Parent’s Certificate of Incorporation (which is attached hereto as Exhibit C), Parent’s Bylaws (which are attached hereto as Exhibit D) and the Stockholders Agreement, as each such document may be amended from time to time in accordance with its terms. It is hereby acknowledged and agreed that Parent’s Certificate of Incorporation shall be amended on or prior to the Effective Time to add a certificate of designation for the Preferred Stock substantially, in all material respects, as attached hereto as Exhibit A.
     (c) Other than as contemplated by the Rollover, such Investor agrees not to sell or otherwise transfer any of its Contributed Shares or sell any other equity interests, options, warrants, calls, subscriptions or other rights in any of its

Contributed Shares from the time the Investor executes this Agreement until the earlier of (i) the Effective Time or (ii) the date this Agreement terminates in accordance with its terms; provided, however, that each such Investor may transfer Contributed Shares to a Family Member or trust for the benefit of such Investor or his Family Members (and in the case of a Investor that is a trust, the Contributed Shares held in such trust may be transferred to any beneficiary thereof, any Family Member of any such beneficiary, or to any trust for the benefit of any such beneficiary or any such Family Member) for estate or tax planning purposes; provided, that, as a condition to any such transfer, the transferee agrees in writing to be bound by the terms of this Agreement applicable to such Investor and to hold such Contributed Shares subject to all the terms and provisions of this Agreement to the same extent as such terms and provisions bound the Investor from whom the Contributed Shares were transferred. For purposes of this Agreement a “Family Member” of an individual shall include any member of the class consisting of that individual’s spouse, descendants (whether by blood, marriage or adoption, and their respective descendants by blood, marriage or adoption), parents (including adoptive parents or in-laws), siblings (whether by blood, marriage or adoption), or the spouse of any such descendant, parent or sibling.
     (d) Such Investor understands and agrees that all Company Stock Options (as defined in the Merger Agreement) held by such Investor shall be treated in the Transaction as set forth in Section 2.1(d)of the Merger Agreement, and such Investor consents to such treatment.
          3.3 Spousal Consent. Each respective Investor’s spouse shall be required to execute the form of spousal consent set forth in Exhibit E to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement and the Stockholders Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in such Investor’s Contributed Shares, the Contributed Amount, if any, and the Exchange Equity issued to such Investor.
IV.	EFFORTS
          4.1 Each Party hereby agrees to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing all things necessary, proper or advisable under applicable Laws, to consummate and make effective, the Rollover and the other transactions contemplated hereunder (including, without limitation, Section 3.2(d)).
V.	MISCELLANEOUS
          5.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile, overnight courier, or certified mail, return receipt requested, postage prepaid, to the Parties to this Agreement at the following addresses or to such other address as either Party to this Agreement shall specify by notice to the other:

If to Parent:	Ivy Holdings Inc. c/o Leonard Green & Partners, L.P. 11111 Santa Monica Blvd., #2000 Los Angeles, CA 90025 Attention: John Baumer Facsimile: (310) 954-0404

with a copy to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Attention: Howard Sobel John Giouroukakis Facsimile: (212) 751-4864

If to an Investor:	At the addresses set forth on the attached signature pages
All such notices and communications shall be deemed to have been received on the earlier of (i) the date of delivery and (ii) the third business day after the mailing thereof.
          5.2 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Parties to this Agreement or their respective spouses, successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
          5.3 Waiver. Each Party hereto may by written notice to any another Party (a) extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement; (b) waive compliance with any of the representations, warranties, acknowledgements or covenants of the other Party contained in this Agreement; and (c) waive or modify performance of any of the obligations of the other Party under this Agreement; provided that any such extensions, waivers or modifications shall only be effective against the Party giving the same. For the avoidance of doubt, representations and warranties herein are made as of the Effective Time unless otherwise stated herein. Except as provided in the first sentence of this Section 5.3, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. Except as provided in the first sentence of this Section 5.3, the waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by such waiving Party of any preceding or succeeding breach and no failure by any Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same rights at any subsequent time or times in any other context.
          5.4 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the Investors and Parent.

          5.5 Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Investor except (a) by will or by the laws of descent or distribution or (b) with the prior written consent of Parent; provided, however, that, in addition to the amounts of Exchange Equity committed to be acquired by the Investors pursuant to this Agreement as of the date hereof, the Parties agree that Samuel Lee and David Topper may in their discretion, prior to the Effective Time, offer to other employees of the Company or its subsidiaries selected by Messrs. Lee and Topper and reasonably acceptable to Parent and LGP the opportunity to subscribe for additional Exchange Equity in an aggregate amount of up to $4,501,000; provided, that as a condition to such subscription each such employee must execute a counterpart signature page to this Agreement in the form attached as Exhibit F hereto and agree to be bound by the terms hereof for all purposes hereunder; provided, further, if Messrs. Lee and Topper elect in their discretion not to extend such other Exchange Equity subscription opportunities, or if any such employees are offered such an opportunity but do not elect to (or qualify to) subscribe for some or all of the available amount of Exchange Equity, the obligations and Exchange Equity subscription obligations of the other Investors signatory hereto shall be unaffected. The Company shall update Schedule I from time to time prior to the Effective Time to accurately reflect any subscription elections from time to time extended to and accepted from such other employees.
          5.6 Applicable Law; Consent to Jurisdiction. This Agreement and all disputes, claims or controversies arising out of or relating to this agreement, or the negotiation, validity or performance of this agreement, or the transactions contemplated by this agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Parties hereto hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware, for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (x) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (y) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (x) or (y) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, Parent does hereby appoint The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19081 as such agent.
          5.7 Severability. If any provision of this Agreement, or the application thereof to any Party or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Parties or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

          5.8 Entire Agreement. This Agreement and the schedules and exhibits and other documents delivered by the Parties in connection herewith, the Merger Agreement, the Voting Agreement and the Stockholders Agreement, (i) contain the complete agreement between the Parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties hereto with respect thereto and (ii) shall be binding upon and inure to the benefit of the Parties hereto and their respective successor and permitted assigns.
          5.9 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
          5.10 Counterparts. This Agreement may be executed by facsimile or PDF signature and in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
          5.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of the Parties is making or have made any representations or warranties of any sort to or for the benefit of any other Party with respect to the Rollover, whether oral or written, express or implied, and the Parties expressly disclaim any other representations and warranties.
[Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, Parent and the Investors have executed this Agreement as of the day and year first above written.

IVY HOLDINGS INC.
By:	/s/ John M. Baumer
	Name:	John Baumer
	Title:	President

[Signature Page to Contribution and Subscription Agreement]

INVESTORS:
Address:

By:	/s/ Samuel Lee
SAMUEL LEE

Address:	THE DAVID & ALEXA TOPPER FAMILY TRUST
	By:	/s/ David Topper
DAVID TOPPER, Trustee

By:	/s/ Alexa Topper
ALEXA TOPPER, Trustee
Address:

By:	/s/ Mike Heather
MIKE HEATHER
Address:

By:	/s/ Jeereddi A. Prasad
DR. JEEREDDI A. PRASAD

[Signature Page to Contribution and Subscription Agreement]

Schedule I

			Number of Shares of
	Contributed	Contributed	Parent Common Stock
Investor	Shares	Amount	to be Received	Total Amount
Samuel Lee*	3,241,412	$—	275,520	$27,552,000
The David & Alexa Topper Family Trust	2,454,118	$—	208,600	$20,860,000
Mike Heather	261,882	$—	22,260	$2,226,000
Dr. Jeereddi A. Prasad	197,765	$—	16,810	$1,681,000

*	Mr. Lee’s Rollover Common Value shall be increased by a cash amount equal to fifty percent (50%) of any bonus granted to Mr. Lee by the Company pursuant to Section 5.1(j) of the Company Disclosure Schedule (the “Bonus Contribution”). Such increase in Rollover Common Value shall be in the form of an increase in the number of the Contributed Shares equal to the Bonus Contribution divided by the Per Share Merger Consideration.